                                                                    Exhibit 11.1

             STATEMENTS REGARDING COMPUTATION OF NET LOSS PER SHARE


                                                              Three Months Ended September 30
                                                              --------------------------------
                                                                    1996             1995
                                                                 ------------    ------------
Net loss per share was calculated as follows:

Net loss                                                         $(1,994,481)    $  (136,026)

Primary:
    Weighted average common shares outstanding                     3,214,884       3,016,028
    Incremental shares under stock options computed under the
        treasury stock method using the average market price
        of the issuer's common stock during the periods            3,500,731          11,063
    Incremental shares under convertible preferred stock           1,907,295
    Weighted average common and common equivalent
        shares outstanding unless antidilutive                     3,214,884       3,016,028

    Net loss per common share                                           (.62)           (.05)

Fully diluted:
    Weighted average common shares outstanding                     3,214,884       3,016,028
    Incremental shares under stock options computed under the
        treasury stock method using the market price of the
        issuer's common stock at the end of the periods if
        higher than the average market price                       3,500,731          11,063
    Incremental shares under convertible preferred stock           1,907,295
    Weighted average common and common equivalent
        shares outstanding unless antidilutive                     3,214,884       3,016,028
    Net loss per common share                                           (.62)           (.05)



                                       17